SUB-ITEM 77 C:
 Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Federated Equity Funds, on behalf of Federated InterContinental Fund was held on August 11, 2017. The following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

1. Approval of an Agreement and Plan of Reorganization, pursuant to which Federated International Leaders Fund, a portfolio of Federated World Investment Series, Inc., would acquire all, or substantially all, of the assets of Federated InterContinental Fund, in exchange for Class A Shares, Class B Shares, Class C Shares, Class R6 Shares, and Institutional Shares of Federated International Leaders Fund to be distributed pro rata by Federated InterContinental Fund to its shareholders of Class A Shares, Class B Shares, Class C Shares, Class R6 Shares, and Institutional Shares, respectively, in complete liquidation and dissolution of Federated InterContinental Fund.

Shares voted affirmatively ................1,394,809
Shares voted negatively .......................5,924
Shares abstaining ............................21,263


The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on June 22, 2017, and is incorporated by reference. (File No. 811-7141)